Exhibit 10.01.2

September 16, 2003

Dear Sandy:

In order to appropriately reflect the recently announced succession plan, this letter agreement (“2003 Agreement”) shall serve as an amendment to the Amended and Restated Employment Agreement (the “2001 Agreement”) dated as of November 16, 2001 between you (“Weill”) and Citigroup Inc. (the “Company”).

The first two sentences of Section 1 of the 2001 Agreement are hereby amended to read as follows:

1.                                       Employment.  The Company agrees to employ Weill on a full-time basis as its Chairman of the Board.  Weill shall have in such position all of the duties, responsibilities and powers afforded to the Chairman of the Board under the Articles of Incorporation and the By-laws of the Company, as in effect from time to time.

Section 3 of the 2001 Agreement is hereby deleted in its entirety and replaced with the following:

3.                                       Employment Term.  The employment relationship created by this Agreement shall commence as of the date hereof and continue until the 2006 Annual Meeting of Stockholders of the Company, unless sooner terminated pursuant to the provisions of Section 5 below (the “Employment Term”).

The last paragraph of Section 5(a) of the 2001 Agreement is hereby amended by deleting the words:

“or pursuant to a notice of non-renewal given by the Company as described in Section 3 above”

Section 5(b)(v) of the 2001 Agreement is hereby amended by deleting the words:

“or pursuant to a notice of non-renewal given by the Company as described in Section 3 above”

Mr. Sanford I. Weill

September 16, 2003

Except as specifically modified herein, all of the terms and provisions of the 2001 Agreement shall remain in full force and effect.

Please indicate your acceptance of the foregoing amendments by signing below.

Citigroup Inc.

By:

/s/ Michael S. Helfer

Michael S. Helfer,
Corporate Secretary

Accepted and Agreed:

/s/ Sanford I. Weill
Sanford I. Weill